Exhibit 10.1

EXECUTION COPY

February 12, 2022
Clayton, Dubilier & Rice Fund VIII, L.P.
CD&R Friends & Family Fund VIII, L.P.
CD&R Pisces Holdings, L.P.
c/o Clayton, Dubilier & Rice, Inc.
375 Park Avenue, 18th Floor
New York, New York 10152
Attention:     Theresa Gore
Email:         tgore@cdr-inc.com
        Re:    Stockholders Agreement – Limited Waiver
Ladies and Gentleman:

Reference is made to that certain Stockholders Agreement, dated as of November 16, 2018, by and among Cornerstone Building Brands, Inc., a Delaware corporation (formerly known as NCI Building Systems, Inc.) (the “Company”), Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R Fund VIII”), CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R FF Fund VIII”), CD&R Pisces Holdings, L.P., a Cayman Islands exempted limited partnership (“CD&R Pisces” and, together with CD&R Fund VIII, CD&R FF Fund VIII and their respective affiliates, the “CD&R Investors”), Atrium Intermediate Holdings, LLC, a Delaware limited liability company, GGC BP Holdings, LLC, a Delaware limited liability company, and AIC Finance Partnership, L.P., a Cayman Islands exempted limited partnership (the “Stockholders Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Stockholders Agreement.
Prior to the date hereof, the Board of Directors of the Company (the “Board”) established a special committee (the “Special Committee”) for the purpose of, among other things, considering whether it would be appropriate for the Company to consider a potential transaction in which one or more of the CD&R Investors would acquire all of the outstanding shares of Common Stock of the Company (a “Potential Transaction”). Acting upon the unanimous recommendation of the Special Committee, the Company hereby waives, and shall not enforce, the obligations of the CD&R Investors and their Parent Controlled Affiliates pursuant to Section 3.3(a) of the Stockholders Agreement as and solely to the extent necessary to permit one or more of the CD&R Investors, alone and not jointly or in concert with any other person, to (i) make a proposal to the Company (which shall be directed to the Special Committee) for a Potential Transaction at a price per share not less than the amount recently discussed by the CD&R Investors with representatives of the Special Committee (the “Proposal”); (ii) publicly disclose that one or more of the CD&R Investors has made the Proposal to the Company, along with the

CD&R Investors’ intention to seek to engage in the Potential Transaction referenced in the Proposal by filing amendments to the statements on Schedules 13D and 13D/A previously filed by the CD&R Investors, as applicable, in compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that the CD&R Investors shall provide the Company with a reasonable opportunity to review and comment on drafts of such amendments and shall consider in good faith all comments reasonably proposed by the Company in connection therewith, and (iii) to further engage with the Company (through the Special Committee, unless otherwise directed) to pursue, develop and, if later approved by the Board upon the recommendation of the Special Committee, enter into the Potential Transaction, including negotiating the terms thereof, conducting due diligence, obtaining financing and engaging in other reasonably necessary activities customarily associated with the negotiation of a consensual transaction in the nature of the Potential Transaction (the “Limited Waiver”). It is explicitly understood and agreed that the Limited Waiver may be revoked at any time in the Company’s sole discretion (acting through the Special Committee, unless the Special Committee otherwise determines) prior to the execution of a definitive transaction agreement between the Company and one or more of the CD&R Investors with respect to the Potential Transaction (a “Definitive Agreement”); provided that if a Definitive Agreement is terminated for any reason, the right of the Company (acting through the Special Committee, unless the Special Committee otherwise determines) to revoke the Limited Waiver shall be restored in all respects, it being understood that no such revocation shall retroactively invalidate any statement or action of any CD&R Investor made or taken during the period during which the Limited Waiver was in effect so long as such statement or action was not, at the time made or taken, in breach of the Limited Waiver. The Limited Waiver is in full reservation of, and without any waiver of or agreement not to enforce, all other rights and obligations in the Stockholders Agreement and in the Non-Disclosure Agreement, dated as of January 22, 2022, by and between the Company and Clayton, Dubilier & Rice, LLC, each of which remains in full force and effect in all other respects.
The Company hereby acknowledges that the CD&R Investors previously communicated to the Special Committee, prior to any discussions or communications between the parties regarding potential valuation or price, that the CD&R Investors would only proceed with a Potential Transaction if such Potential Transaction, among other things, would be (i) approved by a fully empowered special committee of non-management directors that are independent of the CD&R Investors and their affiliates and (ii) subject to a non-waivable condition requiring the approval of the holders of a majority of the Common Stock that is not owned by the CD&R Investors or their affiliates. The Company hereby further acknowledges that the determination to enter into this letter agreement has been made by a majority of the Independent Non-CD&R Investor Directors and the Chief Executive Officer of the Company.
This letter agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed letter agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this letter agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. For purposes of this letter agreement, the term “affiliate” shall be as such term is defined under the Exchange Act and the term “person” shall be broadly interpreted to include any corporation, partnership, group, governmental body, individual or other entity.
[Signature Page Follows]

Very truly yours,
CORNERSTONE BUILDING BRANDS, INC.

/s/ James S. Metcalf
By: James S. Metcalf
Title: Executive Chairman

ACKNOWLEDGED AND AGREED
AS OF THE DATE FIRST SET
FORTH ABOVE BY:
CLAYTON, DUBILIER & RICE FUND VIII, L.P.
By:     CD&R ASSOCIATES VIII, LTD.,
    its General Partner

/s/ Rima Simson
By: Rima Simson
Title: Vice President, Treasurer and Secretary

CD&R FRIENDS & FAMILY FUND VIII, L.P.
By:     CD&R ASSOCIATES VIII, LTD.,
    its General Partner

/s/ Rima Simson
By: Rima Simson
Title: Vice President, Treasurer and Secretary

CD&R PISCES HOLDINGS, L.P.
By:    CD&R INVESTMENT ASSOCIATES X, LTD.,
    its General Partner

/s/ Rima Simson
By: Rima Simson
Title: Vice President, Treasurer and Secretary
Cc:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention:     Paul S. Bird
         Christopher Anthony
Email:         psbird@debevoise.com
        canthony@debevoise.com
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:     David M. Klein, P.C.
Email:         dklein@kirkland.com